Exhibit 10.25

Amended and Restated

Systems Application License Agreement

This Systems Application License Agreement (“Agreement”) is entered into as of September 30, 2013 (the “Effective Date”), by and between:

Cyclone Power Technologies, Inc., a Florida Corporation, having its offices located at 601 NE 26th Court, Pompano Beach, Florida 33064 (“Cyclone” or “Licensor”), including Cyclone’s majority owned subsidiary Cyclone-WHE LLC, an Ohio limited liability company (“CWHE”)

and

Phoenix Power Group LLC, a Tennessee limited liability company having its offices located at 8784 Becca Pt, Cordova, Tennessee 38016 (“Phoenix” or the “Licensee”)

Recitals

WHEREAS, Cyclone has developed and patented a heat-regenerative external combustion engine system, which it has full rights and authority to license for applications that include waste oil power systems (as that term is defined below); and

WHEREAS, Cyclone has transferred the patent and intellectual property (IP) rights for its Waste Heat Engine (“WHE”) to CWHE, as well as provided CWHE with an exclusive worldwide right to manufacture, market, sell, license and otherwise commercialize Cyclone’s technology and all other engine types for the specific field of Waste-to-Power; and

WHEREAS, upon the fulfillment of the three Milestones set forth below, Cyclone will transfer this License to CWHE to perform all further obligations and receive all future payments from Licensee, as provided for herein; and

WHEREAS, Phoenix is a developer of waste oil to heat and power systems, and has obtained a Systems Application License Agreement for the Cyclone engine technology to use with and in its waste oil to heat and power systems subject to the terms and conditions set forth more fully in this Agreement; and

WHEREAS, this Agreement contains: I Specific License Terms, and II Standard Terms and Conditions, which together comprise the full agreement of the parties hereto; and

WHEREAS, this Agreement shall fully amend and restate that Systems Application License Agreement, dated July 30, 2009, including all three amendments thereto.

NOW THEREFORE, for good and valuable consideration, and subject to the terms, conditions, representations and warranties contained more fully herein, the parties agree as follows:

I.     Specific License Terms

Technology:	Cyclone’s heat regenerative, Rankine-cycle external combustion engine system (the “Cyclone Engine”). “Licensed Technology” is further defined in Section 1 of the Standard Terms and Conditions.

Licensed Products:	All Cyclone engines, and design and specifications thereof, starting with the WHE, are covered under this License. “Licensed Products” includes future advancements and models for the engines.

Application:

The Licensee may use the Licensed Products specifically for power generation using waste oil (which includes used motor oil and other waste oil products or other automotive/engine/industrial equipment fluids that have become unsuitable for their original purpose due to the presence of impurities or loss of original properties). This Application may also include cogeneration / combined heat and power (CHP) from the waste oil system.

Exclusivity:

Cyclone grants exclusive rights to the Licensee for all Cyclone engine types, and their designs and specifications, for the specific Application for a period of 2 years, automatically renewable for additional years upon reaching certain annual minimum royalty sales quotas (set forth below). This renewal provision will remain in effect for the term of the License Agreement. The start of the first year will commence on the date of delivery of the first 10 working prototypes WHE engines to Licensee.

Quotas:

The sales/purchase quotas to extend exclusivity rights period will be as follows (measured from date of delivery of initial 10 prototypes): Yr 1 and Yr 2 combined: 475 units; Yr 3: 1000 units; Yr 4: 2000 units; Yr 5+: 3000 units; Licensee may meet a shortfall in sales quotas in a given year by paying to Cyclone the comparable royalties or a comparable fee negotiated in good faith between the parties.

IP Representation:

Cyclone and the Licensee will honor each other’s patents and confidentiality. Each agrees not to engage in any activity or business that will be in competition with the other if such activity would violate any confidentiality, exclusivity or patent rights of the other party. Additional IP representations are included in the Standard Terms of this License.

Territory:	Worldwide

License Term:	10 years with one 5-year renewal

Development Fees

& Milestones:

Licensee has paid to Cyclone as of the date hereof $400,000 for the License rights and development services conducted by Cyclone (the “Development Fee”) The Development Fee shall be deemed earned by Cyclone per the following milestone schedule (the “Milestones”):

1.

$150,000: Upon the completion of Phase 1 of the project between Cyclone and Ohio State University (OSU), consisting of dynamic analysis of WHE version 4.0, and completion of design and commencement of building of WHE version 5.0 (or such other version number that is being used for this new engine model which has been reviewed and overseen by OSU), which Milestone has been achieved as of the date of this Agreement in the third quarter of 2013;

2.

$150,000: Upon the completion of 200 hours of durability testing of WHE version 5.0 as conducted and/or overseen by OSU. The durability testing shall consist of the WHE engine operating, without failure, and producing 10hp to 20hp; provided that Licensee certifies that its CCHX steam generator can produce sufficient steam for these tests;

3.	$10,000: upon delivery of each of 10 working prototype WHE engines to Licensee (total of $100,000).

A “working prototype engine” as used herein, is defined as a complete working WHE engine in its pre-production configuration (as defined below). The final working prototype engine will have been thoroughly tested by continuously running the engine at a minimum of 200 hours (or such other testing criteria that the parties mutually agree at a later time), at an output of 10hp to 20hp and ready for small-scale production. Minor adjustments to improve performance or minor changes to increase manufacturing efficiencies will be allowed but not to the extent that they are required for the engine to operate at its design parameters or cause and extensive delay in the start of production.

The parties understand that the working prototype engines that Cyclone delivers will be “pre-production”. They will be usable for beta installations, small-scale production and replication, and will be designed with theoretical but untested engineering parameters to ultimately run in the production phase for at least 5,000 hours. The final working prototype engines will be replicated from a test engine(s) that shall have been thoroughly tested to meet the design criteria. The working prototypes engines shall then be tested for such time to assure that they meet the same operating and durability standards as the test engine and provided for in this Agreement.

No other engines including the Mark V engines, other than as specifically stated herein, are required to be delivered under the Milestone section of this amended and restated License.

Future Sales:

During the first five (5) years of this License after delivery of the first 10prototypes, Licensee will purchase engines from CWHE, which shall manufacture these engines at facilities reasonably approved by Licensee. Sales prices for the engines will be determined through good faith and complete open book negotiations between CWHE and Licensee upon the completion of Milestone 3, and shall be attached hereto as a Schedule. However the overhead costs and profit charged by CWHE shall not be more than industry standards for similar production.

Licensee understands that its commitment to purchase engines from CWHE during the first 5 years of this License is an integral aspect of this agreement, and is meant in part, to off-set risk and expense that CWHE will incur in the commercialization of the WHE engine (as set forth below under “Assignment”).

Assignment:

Upon the completion of the three Milestones set forth above, Cyclone shall transfer this License, and all obligations and rights it has hereunder, to CWHE. Cyclone represents and warrants that CWHE has or shall have as of the time of transfer, all intellectual property rights to perform the terms of this License. Part of CWHE’s responsibilities will be to advance the WHE engine durability and performance so it can be placed into full production. It shall not be Cyclone’s or CWHE’s responsibility to obtain certifications or other regulatory approvals/licenses that pertain to the Licensee’s Applications, such as heat exchangers used with or located inside the Licensee’s furnaces. Cyclone or CWHE shall obtain certifications or other regulatory approvals/licenses that pertain specifically to the Cyclone engines.

The assignment of this License from Cyclone to CWHE shall not effect in any manner the Licensee’s rights to use the Licensed Products for the Applications set forth herein before, during and after assignment. If further agreements are required of Cyclone to assure these rights after the assignment, Cyclone will complete such documentation in good faith.

Manufacturing:

After the first 5 years of this License (or sooner if CWHE fails to deliver engines per Licensee’s reasonable requirements as agreed to by the parties in writing), Licensee shall have the right to manufacture the Cyclone Engines licensed hereunder if it so chooses provided its facility and production capabilities are reasonably approved by CWHE.

CAD Drawings:

Cyclone will provide all necessary CAD/Solidworks drawings of the WHE to the Licensee as soon as practical so the Licensee can develop the design of its waste oil device during the prototype development time frame and to use in production as stated above. All Cyclone / CWHE rights and confidentiality will be preserved.

Cyclone Contacts:

Operational:	Christopher Nelson, Tel: 954-943-8721, chris@cyclonepower.com
Legal:	Christopher Nelson, Esq., Tel: 305-439-5559, chris@cyclonepower.com

Phoenix Contacts:

Operational:	Thomas V Thillen, President, Tel: 901-288-9488, tthillen@phoenixpowergroup.com
Accounting:	Thomas V Thillen, President, Tel: 901-288-9488, tthillen@phoenixpowergroup.com
Legal:	Farris Bobango, Michael T. Evangelisti, Tel: 901-259-7100 999 S. Shady Grove Road, Suite 500 Memphis, TN 38120 mtevangelisti@farris-law.com

In Witness Whereof, the parties have caused this Amended and Restated Systems Application License Agreement, comprised of these Specific License Terms and the attached Standard Terms and Conditions to be executed by their duly authorized officers on the respective dates hereinafter set forth.

Cyclone Power Technologies, Inc.	Phoenix Power Group, LLC

By: /s/ Frankie Fruge Frankie Fruge, COO Date: 9/30/2013	By: /s/Thomas Thillen Name: Thomas V Thillen, President Date: 10/7/2013

Cyclone-WHE LLC

By: /s/ Christopher Nelson

Christopher Nelson, Managing Director

Date: 9/30/2013

II.     Standard Terms and Conditions

1.       Grant of License

1.1     Licensor grants to Licensee a license to use, sell, market and as per the terms hereof, manufacture the Licensed Products solely for use by the Licensee in the specific Applications and in the Territory set forth in the Specific License Terms (the “License”). Licensee may not manufacture or have manufactured the Licensed Products for uses other than its identified Applications, and may not sell the Licensed Products separately from its Application systems unless approved in writing by Licensor.

1.2     This License may be transferred or sublicensed to a third party by Licensee upon the prior written consent of the Licensor, which consent may not be unreasonably delayed or withheld (by means of example only, it would be considered “reasonable” to withhold consent to a transferee with whom the Licensor is or has been in litigation, or a transfer to an entity which may pose a foreseeable security risk to the Licensor’s Technology). If Licensee transfers or sublicenses its interests within this Agreement to a third party, then such third party will be bound to the requirements and provisions of this Agreement to the same degree as Licensee. This License will automatically expire upon termination of this Agreement.

1.3     The definition of “Licensed Technology” in the Specific License Terms shall be further defined to mean: Cyclone’s proprietary technology related to its heat regenerative, external combustion engine and shall include any information, inventions, innovations, discoveries, improvements, ideas, know-how, show-how, developments, methods, designs, reports, charts, drawings, diagrams, analyses, concepts, technology, records, brochures, instructions, manuals, programs, expertise, inventions whether or not reduced to practice or the subject of a patent application, test-protocols, test results, descriptions, parts lists, bills of materials, documentation whether in written or electronic format, prototypes, molds, models, assemblies, and any similar intellectual property and information, whether or not protected or protectable by patent or copyright, any related research and development information, inventions, trade secrets, and technical data in the possession of Licensor that is useful or is needed in the design or manufacture of the Licensed Products and that the Licensor has the right to provide to Licensee and has so provided to Licensee. This includes without limitation, U.S. Patent #7,080,512, entitled Heat Regenerative Engine, other US and foreign patents pending, all patents that may issue under this patent application and their divisions, continuations, continuations-in-part, reissues, reexaminations, inventor’s certificates, utility models, patents of addition, extensions, as well as certain research and development information, inventions, know-how, and technical data that relate to and/or are disclosed in said patent application, and any other patent applications, patents divisions, continuations, continuations-in-part, reissues, reexaminations, inventor’s certificates, utility models, patents of addition, extensions that may issue or be filed that relate to said Licensed Product and/or said patent application. Licensor agrees to provide all reasonably requested and/or necessary information and directions to Licensee and any manufacturer retained thereby for any manufacturing issues, any improvements in performance, design, and results, and any other necessary production issues; provided however, resolution of manufacturing and production issues shall ultimately be the responsibility of the engine manufacturer.

1.3     The Term of this License is set forth in the Specific License Terms, and will take effect on the Effective Date and will continue in force and effect unless at least 90 days prior to the expiration of the initial or any renewal/additional term, as the case may be, either party gives written notice to the other party hereto that such renewal is not to occur. If such notice is given, this Agreement will terminate at the end of the then current term and all rights and licenses under this Agreement will revert to Licensor at the end of the current term.

2.       License Fees and Sales Prices

2.1     Licensee will pay to Licensor the License/Development Fees set forth in the Specific License Terms, which has been paid as of the date hereof.

2.2     Licensee will pay to Licensor the Sale Prices at the rate and on the schedules specified in the Specific License Terms, including the Schedule to be added to this License subsequently. All sales shall be paid in immediately available U.S. funds.

2.3     If Licensor does not receive from Licensee the full amounts due on or before the day upon which such amounts are due and payable, such outstanding amounts will thereafter bear interest until payment at the maximum rate permissible by applicable law, but in no event to exceed 18% per annum. Amounts received by Licensor will first be credited against any unpaid interest and accrual of such interest will be in addition to and without limitation of any and all additional rights or remedies that Licensor may have under this Agreement or at law or in equity. Licensee agrees to pay all reasonable expenses in connection with the collection of any late payment.

3.       Reports and Audit.

3.1     If and when applicable, Licensee will provide Licensor with a written report detailing the units sold in the previous three-month period, including any Sales Quota calculations.

3.1     Licensor (or its authorized representative) may, upon reasonable notice and during Licensee's normal business hours, enter Licensee's premises for the purposes of auditing any and all books of account, documents, records, papers and files relating to Licensee's manufacture and sale/use of the Licensed Product ("Licensee Documents"). Licensee Documents will be made available to Licensor (or its authorized representative) solely for such auditing purpose. Licensor will bear the expense of any such audit unless such audit reveals that royalties (if applicable) and fees paid by Licensee pursuant to this Agreement for any payment period are less than 90% of what should have been paid by Licensee. In such event the costs of the audit, including any required travel, will be borne by Licensee, in addition to and without limitation of any other rights or remedies Licensor may have. Prompt payment of any amounts found due and owing Licensor, including audit fees and expenses due Licensor under this Section, will be made by Licensee.

4.       Representations and Warranties.

Unless otherwise stated, all representations made by Licensor shall also apply to CWHE.

4.1     Licensor represents and warrants to Licensee that Cyclone is the owner of the Licensed Technology, and that Licensor has the right to grant the License to Licensee hereunder. Cyclone represents and warrants that CWHE has or shall have as of the time of transfer of this License, all intellectual property rights to perform the terms of this License.

4.2     Licensor represents and warrants that Licensor is not involved in any suits, litigation or other claims contesting the validity or ownership of any of the Licensed Technology, the Patents or Patent applications, and knows of no such claims at this time pending or anticipated.

4.3     EXCEPT AS SET FORTH IN SECTION 8, BELOW, THIS SECTION IS LICENSOR’S ONLY WARRANTIES CONCERNING THE LICENSED PRODUCTS, LICENSED TECHNOLOGY AND PATENTS, AND IS MADE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED.

4.4     Licensee and Licensor each represent and warrant to the other that it has full power and authority to enter into this Agreement.

4.5     Licensee and Licensor each represent and warrant to the other that neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated herein, will constitute a violation or breach of the warranting party’s constituent documents or violate, conflict with, result in any breach of any material provisions of or constitute a default under any other contract or commitment made by it, any law, rule or regulation, or any order, judgment or decree, applicable to or involving it.

4.6     Licensee and Licensor each represent, covenant and agree to the other that it will comply with all applicable international, federal, state and local laws, regulations or other requirements, and agrees to indemnify the other party against any liability arising from its violation of or noncompliance with laws or regulations while using the Licensed Technology.

4.7     Licensee and Licensor each represent and warrant to the other that no order, consent, filings or other authorization or approval of or with any court, public board or governmental body is required for the execution, delivery and performance of this Agreement by it.

4.8     Licensee represents to Licensor that neither it nor its affiliated companies are currently or previously involved in any litigation or threatened litigation concerning patent infringement, unauthorized use of intellectual property, breach of a license agreement, or other similar claims.

4.9     Licensee represents to Licensor that no events specific to Licensee have occurred, or to its knowledge are pending, that have impaired or may impair materially the financial condition or viability of the Licensee, or otherwise make the performance of its financial and operational duties hereunder impossible or impractical.

4.10     Licensee represents to Licensor that it has entered into an agreement with Terry Bassett regarding Mr. Bassett’s two patents for waste oil power systems, has full rights to commercialize and exploit those patents, and knows of no claims, challenges or other encumbrances against such patents. Licensee agrees, acknowledges and represents that nothing contained in such patents, including any components described therein, conflicts with Licensor’s Patents and Licensed Technology.

5.       Identification of Infringers

5.1     Licensee will, without delay, inform Licensor of any known infringement, unauthorized use, misappropriation, ownership claim, threatened infringement or other such claim (collectively, an “Infringement”) by a third party with respect to the Licensed Products, and/or the Licensed Technology, and will provide Licensor with any evidence available to Licensee of such Infringement. Licensee acknowledges and agrees that Licensor, in its sole and absolute discretion, will decide what action should be taken with respect to any such disclosed Infringement, whether or not litigation should be pursued against an alleged infringer, the jurisdiction in which any such litigation should be pursued, whether or not litigation should be settled or pursued to final resolution against an alleged infringer, and the terms of settlement. Licensee agrees that it shall be responsible to contribute to the costs of all enforcement to protect the Patented Licensed Technology and shall contribute to all expenses incurred in any action Licensor decides should be taken to protect the Licensed Technology from Infringement or to defend any claim against Licensor or the Licensed Technology for Infringement relating (“Infringement Action”), including all attorney, paralegal, accountant or other professional fees from the notice of such Action through all trial and appellate levels. Contribution by Licensee shall not exceed twenty five percent (25%) of fees paid or due per the Licensee’s Sales Quotas for the immediate twelve (12) months prior to initiation of any such action. The parties shall cooperate with each other and provide all advice and assistance reasonably requested by each other in pursuit of such Infringement matters.

5.1.1     Licensor will, without delay, inform Licensee of any known infringement, unauthorized use, misappropriation, ownership claim, threatened infringement or other such claim by a third party with respect to the Licensee Products, and/or Patented Technology, and will provide Licensee with any evidence available to Licensor of such Infringement.

5.2     Each party will execute all necessary and proper documents, take such actions as is reasonably necessary to allow the other party to institute and prosecute such infringement actions and will otherwise use its commercially reasonable efforts to cooperate in the institution and prosecution of such actions. Each party prosecuting any such infringement actions will keep the other party reasonably informed as to the status of such actions. Any award paid by third parties as a result of such an Infringement action (whether by way of settlement or otherwise) will be applied first to reimburse the parties for all costs and expenses incurred by the parties with respect to such action on a pro rata basis in relation to the amount of costs and expenses so incurred by such party and, if after such reimbursement any funds will remain from such award, the parties will allocate such remaining funds between themselves in the same proportion as they have agreed in writing to bear the expenses of instituting and maintaining such action.

6.       Improvements

6.1     Licensee will timely inform Licensor, in writing, of any improvements, changes, advances and/or modifications to the Licensed Products or Licensed Technology (hereinafter “Licensee’s Improvements”), and the purpose(s) therefor, made by Licensee. Any and all such improvements, changes, advances and/or modifications to the Licensed Products or Licensed Technology made by Licensee (“Licensee Improvements”) shall become the property of Licensor and Licensee hereby assigns all of its right, title and interest in and to such Licensee Improvements to Licensor regardless if developed or invented by Licensee or Licensor or any of their employees or affiliates. Further, Licensor will own the entire right, title and interest in any and all patent applications resulting from or relating to any and all improvements and/or modifications to the Licensed Products or the Licensed Technology, whether filed in the United States or countries other than the United States, related to said improvements and/or modifications; and in and to any and all patents which may be issued/granted on any and all said applications and any and all reissues thereof. To the extent that improvements made by other licensees to the Licensed Technology would improve the Licensee’s Licensed Products, such improvements shall be made part of this License. The Licensee shall retain ownership of all improvements and intellectual property related to its Waste Oil Power Systems, including the heat exchanger used within this system. Also, to the extent that Licensee or its manufacturer develops trade secrets in the production or assembly process of the engines (i.e., the process of mass producing engines in general utilizing economies of scale, but not changing or altering the Licensed Technology in any manner), such trade secrets shall be disclosed to Licensor but shall remain the intellectual property of Licensee, provided the manufacturer is retained solely by the Licensee and not the Licensor or any of its other licensees.

6.2     Licensee covenants and agrees for itself and for its successors and assigns that, at Licensor’s request, it will cause to be executed and delivered any applications, affidavits, assignments, and other instruments as may be deemed necessary or desirable to secure for or vest in Licensor, its successors, legal representatives, or assigns, all right, title, and interest in and to any application, patent, or other right or property covered by this Section, including the right to apply for and obtain patents in foreign countries under the provisions of the International Convention; and Licensee hereby requests and authorizes the United States Commissioner of Patents and Trademarks to issue any and all United States patents granted on the Licensee Improvements, all divisions, reissues, and continuations thereof to Licensor as owner of the entire right, title, and interest in and to the same, and authorize appropriately empowered officials of foreign countries to issue any letters patent granted on any patents and all divisions, reissues, and continuations thereof to Licensor as owner of the entire right, title, and interest in and to the same.

6.3     LICENSOR HAS AND WILL CONTINUE TO HAVE SOLE AND ABSOLUTE DISCRETION TO MAKE DECISIONS WITH RESPECT TO THE PROCUREMENT AND PROSECUTION OF THE PATENTS AND PATENT APPLICATIONS FOR THE LICENSED TECHNOLOGY, INCLUDING THE RIGHT TO ABANDON ANY SUCH PATENT APPLICATION. LICENSOR'S ABANDONMENT OF OR ANY FAILURE TO OBTAIN OR MAINTAIN AN ISSUED PATENT ORIGINATING FROM ANY OF THE PATENTS OR PATENT APPLICATIONS WILL NOT RELIEVE OR RELEASE LICENSEE FROM ITS OBLIGATION TO PAY THE LICENSE FEES AND ROYALTY PROVIDED IN THIS AGREEMENT, PROVIDED LICENSOR CAN SHOW THAT SUITABLE RIGHTS TO EXCLUDE COMPETITORS FROM PRACTICING THE LICENSED TECHNOLOGY ARE STILL IN PLACE TO PROVIDE LICENSEE A VALUABLE RIGHT UNDER THE LICENSE IN THE TERRITORY. SIMILARLY, A HOLDING OR DECISION BY A COURT OF LAW THAT ANY SUCH ISSUED PATENT IS INVALID OR UNENFORCEABLE WILL NOT RELIEVE OR RELEASE LICENSEE FROM ITS OBLIGATION TO THE PAY THE LICENSE FEES AND ROYALTY PROVIDED IN THIS AGREEMENT, PURSUANT TO THE SAME REQUIREMENT OF RIGHTS TO EXCLUDE NOTED ABOVE. IF ANY OF SUCH EVENTS OCCUR, LICENSEE MUST CONTINUE TO PAY ANY LICENSE FEES AND ROYALTY DUE DURING THE TERM. IF LICENSOR CANNOT SHOW THAT SUITABLE RIGHTS TO EXCLUDE COMPETITORS FROM PRACTICING THE LICENSED TECHNOLOGY ARE STILL IN PLACE IN THE TERRITORY AFTER ABANDONMENT, INVALIDATION, OR UNENFORCEABILITY HAS OCCURRED OR BEEN HELD BY A COURT, THEN LICENSOR WILL BE CONSIDERED IN DEFAULT OF THIS AGREEMENT.

6.4     Licensee will not contest the validity or enforceability of any patents that issue from or as a result of any of the patents or patent applications for the License Technology or any continuations, divisionals or continuations-in-part of such applications unless such patents or patent applications infringe on the Licensee patents and patent applications. Licensee will not assert as a defense in any litigation with respect to Licensed Products that any patents that issue from or as a result of any of the patent applications (including any continuations, divisionals or continuations-in-part of such applications) are invalid or unenforceable, unless a court holding denotes such a result.

7.       Default

7.1     If either party is in default of any material obligation under this Agreement, then the non-breaching party may give written notice thereof to the breaching party to cure the breach. If within 60 days after the date of such notice such default is not cured, then this Agreement will automatically terminate at the discretion of the non-breaching party and all rights and licenses under this Agreement will revert to the beneficial owner thereof prior to execution of the Agreement. If Licensor breaches this Agreement by granting to another party license rights that expressly infringe on Licensee’s exclusive rights hereunder, subject to the conditions and limitations set forth herein, then, in addition to the ability of Licensee to decide, at its discretion, to terminate this Agreement, Licensor shall be liable to Licensee for lost profits as reasonably determined by arbitration. Such liability shall not apply with respect to any party that infringes upon Licensee’s rights in violation of any agreement with Licensor, or is otherwise outside the control of Licensor.

7.2     This Agreement will terminate immediately if Licensee is dissolved or liquidated. This Agreement will also terminate immediately absent an adequate written assurance of future performance if: (i) any bankruptcy or insolvency proceedings under any federal or state bankruptcy or insolvency code or similar law, whether voluntary or involuntary, is properly commenced by or against Licensee; or (ii) Licensee becomes insolvent, is unable to pay debts as they come due or ceases to so pay, or makes an assignment for the benefit of creditors; or (iii) a trustee or receiver is appointed for any or all of Licensee’s assets. If Licensor is facing dissolution or liquidation, then Licensee shall be given right of first refusal to purchase all of the Licensed Technology (Patented or Non-Patented) from Licensor at a reasonable rate.

7.3     Immediately after the expiration or termination of this Agreement for any reason:

(a)     All rights of Licensee granted hereunder will terminate and automatically revert to Licensor, and Licensee will discontinue all manufacturing of the Licensed Technology and will no longer have the right to manufacture, sell or put into use the Licensed Technology or any variation or simulation thereof for any purpose whatsoever;

(b)     Licensee will be permitted to sell and dispose of its remaining inventory of Licensed Products on hand or in process on the date of such termination or expiration, for a period of one hundred twenty (120) days following the date of such expiration or termination (the “Sale Period”). Licensee expressly agrees that it will not market or sell/use any Licensed Product after the end of the Sale Period;

(c)     All sums owed by Licensee to Licensor will become due and payable immediately;

(d)     Licensee will not following expiration or termination of the this Agreement, use Confidential Information to manufacture or sell Licensed Products anywhere in the world; and

(e)     Licensee retains no rights whatsoever to any of Licensor’s Licensed Technology.

7.4     Notwithstanding the foregoing, or any other provisions of this Agreement to the contrary, Sections 4, 5, 6 and 9 will survive the expiration or termination of this Agreement.

8.       Risk of Loss

8.1     Licensee will acquire and maintain at its sole cost and expense throughout the term of this Agreement, and for a period of five (5) years following the termination or expiration of this Agreement, Comprehensive General Liability Insurance, including product liability, advertiser’s liability (1986 ISO form of advertising injury rider), contractual liability and property coverage, including property of others, (hereinafter collectively, “Comprehensive Insurance”) underwritten by an insurance company qualified to cover liability associated with activities in the Territory of this Agreement. This insurance coverage will provide liability protection of not less than $2,000,000 combined single limit for personal injury and property damage including products/completed operations coverage (on a per occurrence basis) with Licensor named as an additional insured party on the general liability coverage and as loss payee on the property coverage, and the policy will purport to provide adequate protection for Licensee and Licensor against any and all claims, demands, causes of action or damages, including attorney’s fees, arising out of this Agreement including, but not limited to, any alleged defects in, or any use of, the Licensed Products or the Licensed Technology. Licensor will furnish to Licensee certificates issued by the insurance company(ies) setting forth the amount of the Comprehensive Insurance, the policy number(s), the date(s) of expiration, and a provision that Licensor will receive thirty (30) days written notice prior to termination, reduction or modification of the coverage. Licensee’s purchase and maintenance of the Comprehensive Insurance or furnishing of the certificates of insurance will not relieve Licensee of any of its obligations or liabilities under this Agreement.

8.2     In the event of cancellation of any insurance required to be carried by Licensee under this Agreement, Licensor will be notified thirty (30) days prior to cancellation of same. Should the cancellation be due to dissolution or like problems with the insurance company, then Licensee shall have a suitable amount of time to secure suitable insurance coverage, not to exceed sixty (60) days after notice of cancellation occurs. Should the cancellation be due to failure to pay premiums or like financial problems of Licensee, then Licensor will have the right to terminate this Agreement if Licensee does not secure proper insurance coverage at the end of the above-noted thirty (30) day notification period.

8.3     Licensee assumes sole responsibility for any commitments, obligations, or representations made by it in connection with the use of the Licensed Products and Confidential Information to manufacture, sell, market or advertise the Licensed Products, and Licensor will have no liability to Licensee, or any third parties, with respect to economic and/or personal injury, including wrongful death, caused by or resulting from the use of the Licensed Products, Licensed Technology and/or Confidential Information by Licensee, its agents, employees, or customers, subject to the provisions of Section 8.4, below.

8.4     Licensee agrees to indemnify, defend and hold harmless Licensor, its shareholders, officers, directors, employees, affiliates, successors and assigns from and against any and all expenses, damages, proceedings, direct or consequential claims, liabilities, suits, actions, causes of action of any character or nature, penalties, fines, judgments or expenses (including all attorneys’ fees), arising out of, or related to Licensee’s use, sale, manufacture, importation, offer to sell, distribution, disposal of, operation, etc. of the Licensed Product and/or attributable to Licensee’s use of the Licensed Technology and/or Licensee’s performance or breach of this Agreement. Licensor agrees to indemnify, defend and hold harmless Licensee, its shareholders, officers, directors, employees, affiliates, successors and assigns from and against any and all expenses, damages, proceedings, direct or consequential claims, liabilities, suits, actions, causes of action of any character or nature, penalties, fines, judgments or expenses (including all attorneys’ fees), arising out of, or related to any occurrences that cause harm to another arising from Licensor’s designs, specifications, written directions, and any other proprietary information that is reasonably and prudently relied upon by Licensee and any manufacturer hired thereby to manufacture, produce, utilize, and/or convey the Licensed Products; provided however, the manufacturer shall have ultimate responsibility for meeting the safety and performance standards of the engines it builds, and shall warranty the same. This indemnity provision will survive the expiration or termination of this Agreement.

8.5     BOTH PARTIES ACKNOWLEDGE THAT IN NO EVENT WILL ONE PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGE, LOSS, OR EXPENSE, EVEN IN BOTH PARTIES HAVE BEEN ADVISED OF THEIR POSSIBLE EXISTENCE.

9.       Confidentiality

9.1     Confidential Information means information in oral and/or written form that (a) relates to the Licensed Technology, including, without limitation past, present and future research, development, business activities, products, and services, and (b) has been identified, either orally or in writing, as confidential by either party. Confidential Information shall also mean information provided by either of the parties to the other regarding its technology, systems engineering, business and marketing plans, and any other materials identified, either orally or in writing.

9.2     The receiving party may use the Confidential Information only for the purpose of producing the Licensed Products or as otherwise indicated or contemplated by this Agreement. The receiving party will not, at any time, use the Confidential Information in any other fashion, form, or manner for any other purpose.

9.3     The receiving party agrees not to disclose the Confidential Information in any manner to anyone other than persons within its organization who have a need to know for the purpose set forth above and who have acknowledged in writing the obligations hereunder and have agreed to abide by the terms hereof. Under no circumstances will the receiving party disclose the Confidential Information to any third party.

9.4     Any Confidential Information in whatever form is the property of the disclosing party and will remain so at all times. The receiving party may not copy any Confidential Information for any purpose without the express prior written consent of the disclosing party, and if consent is granted, any such copies will retain such proprietary rights notices as appear on the original thereof. Any copies of the Confidential Information that the disclosing party may have permitted the other party to make, or other written materials incorporating Confidential Information, will be the sole property of the disclosing party and must be returned to it or destroyed upon the first to occur of (a) termination or expiration of this Agreement or (b) request by the disclosing party.

9.5     Nothing in this Section will prohibit or limit the receiving party’s use of information it can demonstrate is (i) previously known to the receiving party, (ii) independently developed by the receiving party, (iii) acquired by the receiving party from a third party not under similar nondisclosure obligations to the disclosing party, or (iv) which is or becomes part of the public domain through no breach by the receiving party of this Agreement.

9.6     The receiving party acknowledges that the Confidential Information disclosed and/or made available to it hereunder is owned solely by the disclosing party and that the threatened or actual breach of this Agreement would cause irreparable injury to the disclosing party, for which monetary damages would be inadequate. Accordingly, the receiving party agrees that the disclosing party is entitled to an immediate injunction enjoining any such breach or threatened breach of this Agreement, subsequent to the posting of a suitable bond with the court of pertinent jurisdiction. The receiving party agrees to be responsible for all costs, including attorneys’ fees, incurred by the disclosing party in any action enforcing the terms of this Section.

9.7     The receiving party will promptly advise the disclosing party in writing of any unauthorized use or disclosure of Confidential Information of which the receiving party becomes aware and will provide reasonable assistance to the disclosing party to terminate such unauthorized use or disclosure.

9.8 Such a Confidentiality Section shall supersede all prior agreements pertaining to confidential information between Licensor and Licensee or a preceding person or entity working to initiate and/or negotiate the terms of this Agreement.

10.      Miscellaneous

10.1     Nothing contained in this Agreement will be construed as conferring by implication, estoppel, or otherwise, upon any party licensed hereunder, any license or other right under any patent except the licenses and rights expressly granted herein.

10.2     Licensee will conspicuously mark directly on each Licensed Product it manufactures or sells that the Licensed Product is covered by the Cyclone’s patent, including the numbers and other identifying information for which will be provided to Licensee.

10.3     All notices required by this Agreement will be in writing and sent by certified mail, return receipt requested, by hand or overnight courier, to the addresses set forth on the initial page, with copies to the Legal Contacts set forth in the Specific License Terms, unless either party will at any time by notice in writing designate a different address. Notice will be effective three days after the date officially recorded as having been deposited in the mail or upon receipt by hand delivery or the next day by overnight courier.

10.4     Licensee shall not assign, convey, encumber, or otherwise dispose of any of its rights or obligations under this Agreement without the prior written consent of Licensor, which consent shall not be unreasonably delayed or withheld, and any such purported assignment will be invalid.

10.5     No term of this Agreement will be deemed waived, and no breach of this Agreement excused, unless the waiver or consent is in writing signed by the party granting such waiver or consent.

10.6     If any term or provision of this Agreement is determined to be illegal or unenforceable, such term or provision will be deemed stricken or reduced to a legally enforceable construction, and all other terms and provisions will remain in full force and effect.

10.7     This Agreement represents the entire agreement of the parties replacing any earlier agreements concerning the same matters. It may only be modified by a subsequent writing signed by the parties hereto.

10.8     Each party is acting as an independent contractor and not as an agent of the other party. Nothing contained in this Agreement will be construed to confer any authority upon either party to enter into any commitment or agreement binding upon the other party.

10.9     This Agreement, including its formation, all of the parties’ respective rights and duties in connection herewith and all disputes that might arise from or in connection with this Agreement or its subject matter, will be governed by and construed in accordance with the laws of the State of Florida, the United States of America, without giving effect to that State’s conflict of laws rules. If any controversy, dispute or disagreement arises from this Agreement, the parties agree to first attempt to settle such by arbitration in accordance with the rules of the American Arbitration Association. In such case, the decision of the arbitrator or arbitrators shall be binding and final, and may be entered as a judgment and enforced by any court having jurisdiction. The prevailing party in any action shall be entitled to receive reimbursement for reasonable attorneys’ fees, court/arbitration costs, and disbursements incurred in connection with such controversy, dispute or disagreement. Should the need arise to determine any reimbursement issues, the parties will be subject to the exclusive jurisdiction of courts located in Broward County, Florida, and their applicable courts of appeal, each party agreeing to such jurisdiction exclusively.

THESE STANDARD TERMS ARE AGREED AND ACCEPTED:

Cyclone Power Technologies, Inc.

By: /s/ Frankie Fruge

Frankie Fruge, COO

Date: 9/30/2013

Cyclone-WHE LLC

By: /s/ Christopher Nelson

Christopher Nelson, Managing Director

Date: 9/30/2013

Phoenix Power Group, LLC

By: /s/Thomas Thillen

Name: Thomas V Thillen, President

Date: 10/7/2013